AMERICAN STORES COMPANY

                              AMENDED AND RESTATED
                   RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

     1. Eligibility. Each member of the Board of Directors ("Board") of American Stores Company ("Company") who becomes an Eligible Director (as hereinafter defined) on or after February 1, 1989 shall be eligible to receive a retirement benefit under the American Stores Company Retirement Plan for Non-Employee Directors ("Plan") as hereinafter provided. For purposes of this Plan, an "Eligible Director" is an individual who, at the time he or she retires (as defined in Section 6(f)) (a) was not an employee of the Company or any of its subsidiaries (i.e., was a "Non-Employee Director") and (b) has served as a Non-Employee Director of the Company for ten full years. If a Non-Employee Director fails to become an Eligible Director, he or she shall not be entitled to receive any benefit hereunder.

     2.   Amount of Benefit.

          (a) The annual retirement benefit to which an Eligible Director is entitled is 50% of the annual retainer for Non-Employee Directors in effect at the time of such Director's retirement ("Retirement Benefit").

          (b) An Eligible Director who retires from the Board prior to age 65 shall receive, commencing upon attainment of age 65, the Retirement Benefit for the period of time equal to the number of years and/or months such Director served on the Board as a Non-Employee Director.

          (c) An Eligible Director who retires from the Board at or after age 65, shall be entitled to receive the Retirement Benefit for the remainder of such Director's lifetime.

     3. Time of Payment. The Retirement Benefit shall be paid to an Eligible Director in as nearly equal as possible quarterly installments at the same time as retainers are paid to Non-Employee Directors serving on the Board at the time of the payment. If retainers to current directors are paid more frequently than quarterly, then amounts due under this Plan shall be paid on such more frequent basis. An Eligible Director does not have the right to defer payment of Retirement Benefits under the Plan. In the case of any Eligible Director receiving Retirement Benefits pursuant to Section 2(b), the Company reserves the right to accelerate payment of Retirement Benefits under this Plan at any time without the consent of such Director.

     4. Services and Title of Retired Director. A Retired Director (defined in Section 6(f)) (a) shall have the title of "Director Emeritus," and shall be invited to attend the Company's annual shareholders meetings and its Board of Directors meetings held in conjunction with the annual shareholders meetings,
(b) shall be available at such reasonable times and places as the Company may request to render consulting services and advice to the Company and (c) shall not engage in any activity in competition with the Company's business (as defined in Section 6(g)). If a Retired Director fails to render such services and advice (unless physically unable to do so) or engages in such competition, the Company shall be entitled, at its option after considering all the facts and circumstances, to suspend or terminate Retirement Benefits to such director under this Plan.

     5. No Payments Made on or after Death of Eligible Director. In the event of the death of an Eligible Director prior to such Director's retirement from the Board, no payments shall be due under this Plan to any person. In the event of the death of a Retired Director prior to receiving payments for the full period contemplated by Section 2(b), no further payments of the Retirement Benefit shall be due to any person. Except as set forth herein, nothing in this Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any heirs or the estate of any Eligible or Retired Director.

     6.   Miscellaneous.

          (a) The right to receive any payment under this Plan shall not be transferable or assignable.

          (b) The rights of a Director under this Plan are only those of a general creditor. The Company shall not be required to set aside funds for the payment of its obligations under this Plan.

          (c) The Board may at any time amend or terminate this Plan, provided that no amendment or termination shall impair or diminish the Vested Right of a Non-Employee Director hereunder as of the effective date of such amendment or termination. A Non-Employee Director's Vested Right shall, subject to Section 5, in the case of a Retired Director, be the right to receive any remaining Retirement Benefit payments due under the terms of this Plan in effect prior to the effective date of such amendment or termination, and, in the case of any other Non-Employee Director, such Director's Vested Right shall be as follows:

               (i) in the case of an Eligible Director who, as of the effective date of the amendment or termination, has not attained age 65, the Retirement Benefit set forth in Section 2(b), with the amount of the Benefit computed as though such Director retired as of the effective date of the amendment or termination.

               (ii) in the case of an Eligible Director who, as of the effective date of the amendment or termination, has attained age 65, the Retirement Benefit set forth in Section 2(c), with the amount of the Retirement Benefit computed as though such Director retired as of the effective date of the amendment or termination.

          (d) Nothing in this Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareholders.

          (e) Interpretation of this Plan, including any questions involving entitlement to payments under this Plan, shall be by the Benefit Plans Committee of American Stores Company or any successor thereto (the "Committee"). The determination of the Committee shall be conclusive. The Committee may obtain such advice or assistance as it deems appropriate from persons not serving on the Committee.

          (f) "Retirement from the Board" means any termination of service (other than by death) of any Eligible Director, except any termination which the Committee determines to have resulted from gross cause. "Gross cause" shall include fraud, misappropriation of or intentional misconduct damaging to the property or business of the Company or any of its subsidiaries, or commission of a felony. An Eligible Director who has retired from the Board is a "Retired Director."

          (g) "Competition with the Company's business" means to own, manage, operate, control, serve on the board of directors of, or otherwise engage in any business which competes directly with any of the principal lines of business of the Company or its subsidiaries. Ownership of less than five percent of the voting stock of any publicly held corporation shall not be considered to be "competition with the Company's business."

     This Amended and Restated Retirement Plan for Non-Employee Directors is effective as of March 21, 1995.